UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 14, 2008

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5300 California Avenue, Irvine, California		92617
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 926-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 14, 2008, Henry Samueli, Ph.D., Chairman of the Board of Directors and Chief Technical Officer of Broadcom Corporation, and David A. Dull, Senior Vice President, Business Affairs and General Counsel, decided to take leaves of absence as executive officers of Broadcom pending resolution of a civil complaint filed against them by the Securities and Exchange Commission (the "Commission"), as described more fully below. Dr. Samueli and Mr. Dull will continue to serve as non-officer employees of the company, reporting to President and Chief Executive Officer, Scott A. McGregor, in their respective areas of expertise. While on their leaves of absence, they will not be involved in matters dealing with corporate governance, the company's financial reporting or public disclosures; they will no longer have the power to bind the company under agreements and they will not have any other powers or authority of an executive officer.

Also pending resolution of the civil action, effective as of May 14, 2008, Dr. Samueli has resigned as a member of the Board of Directors (the "Board") and as Chairman of the Board of Broadcom. Dr. Samueli will no longer be standing for election to the Board at the company's 2008 Annual Meeting of Shareholders (the "Annual Meeting") and, as a result, there will only be seven nominees for election to the Board at the Annual Meeting. The Board has named John E. Major, an independent director of the company since January 2003, to serve as non-executive Chairman of the Board.

On May 20, 2008 Broadcom filed a supplement to its proxy statement for the Annual Meeting to notify shareholders of the change in the composition of the company’s Board and the fact that Dr. Samueli will not be standing for re-election to the Board at the Annual Meeting.

Item 8.01 Other Events.

On May 19, 2008 the Board of Directors of Broadcom elected Alvin G. Segel, a senior partner of the law firm of Irell & Manella, LLP, as Acting General Counsel and Secretary of the company. Mr. Segel’s practice focuses on mergers and acquisitions, public offerings and private placements of securities, securities law and corporate governance, business, and related fields. Mr. Segel joined Irell & Manella in 1970. From 1982 through 1988, he served as Senior Vice President and General Counsel of Wickes Companies, Inc., a multi-billion dollar diversified manufacturer and retailer. Mr. Segel has served as a member of Irell & Manella's Executive Committee since 1990. He received his J.D. from Columbia Law School.

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On May 14, 2008, the Securities and Exchange Commission filed a complaint in the United States District Court for the Central District of California (Case No. SACV08-539 CJC (RNBx)) against Dr. Samueli, Mr. Dull and two other former executive officers of Broadcom, relating to the Commission’s previously-disclosed investigation of the company’s historical stock option granting practices.

The Commission’s civil complaint alleges that Dr. Samueli and Mr. Dull, along with the other defendants, violated the anti-fraud provisions of the federal securities laws, falsified books and records, and caused the company to report false financial results. The Commission’s complaint seeks to: (1) enjoin the defendants from future violations of the securities laws; (2) require Mr. Dull and another defendant to disgorge any ill-gotten gains and pay prejudgment interest; (3) require all defendants to pay civil monetary penalties; (4) require two defendants to disgorge bonuses and stock sales profits pursuant to Section 304 of the Sarbanes-Oxley Act of 2002; (5) bar all defendants from serving as officers or directors of a public company; and (6) provide other appropriate relief.

As previously disclosed, in April 2008, Broadcom entered into a settlement with the Commission relating to its historical stock option granting practices. Without admitting or denying the Commission's allegations, Broadcom agreed to pay a civil penalty of $12 million. The U.S. District Court for the Central District of California approved the settlement at the end of April 2008, thus concluding the SEC's investigation of this matter with respect to Broadcom.

The U.S. Attorney’s Office for the Central District of California continues to evaluate whether it will bring criminal charges against Dr. Samueli and Mr. Dull, among others, in connection with its investigation, and has not yet made a final decision. The company continues to cooperate with the Department of Justice in its investigation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

May 20, 2008	By:	Eric K. Brandt

Name: Eric K. Brandt
Title: Senior Vice President and Chief Financial Officer